Exhibit (e)(1)(ii)

NEUBERGER BERMAN ALTERNATIVE FUNDS

CLASS A
DISTRIBUTION AND SERVICES AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement is as follows:

Neuberger Berman Absolute Return Multi-Manager Fund

Neuberger Berman Long Short Fund

Neuberger Berman U.S. Equity Index PutWrite Strategy Fund

Date: February 11, 2023